UNITED STATES
                   SECURITIES & EXCHANGE COMMISSION
                        Washington, D.C. 20549


                              FORM 12b-25


                      NOTIFICATION OF LATE FILING


[ ]Form 10-K   [ ]Form 10-K   [ ]Form 11-K   [X]Form 10-Q   [ ]Form N-SAR

               For Period Ended:    July 31, 1995
               [  ] Transition Report on Form 10-K
               [  ] Transition Report on Form 20-F
               [  ] Transition Report on Form 11-K
               [  ] Transition Report on Form 10-Q
               [  ] Transition Report on Form N-SAR
               For the Transition Period Ended:______________________

                                0-16039
                           (SEC File Number)

                              477144 10 9
                            (CUSIP Number)

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
_______________________________________________________________________


PART I - REGISTRANT INFORMATION

                     JETBORNE INTERNATIONAL, INC.
                       (Full Name of Registrant)

                                 NONE
                      (Former Name if Applicable)

                      4010 Northwest 36th Avenue
                         Miami, Florida 33142
               (Address of Principal Executive Offices)

                            (305) 635-6060
                    (Registrant's Telephone Number)


PART II - RULES 12(b)25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion
[X] thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.


     Special counsel for the Registrant has been involved in unexpected litigation and is unable to complete the Registrant's Form 10-Q for the period ended July 31, 1995 timely.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

          Eugene M. Kennedy, Esq.   -   (305) 524-4155


(2) Have all other periodic reports required under Section 12 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 212 months or for such shorter period that the registrant was required to file such report(s) been filed. If answer is no, identify report(s).


     [   ]  YES          [ X ]  NO   -  Form 10-K for the fiscal year
                                        ended April 30, 1995.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?


     [   ]  YES          [ X ]  NO

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


Registrant, JETBORNE INTERNATIONAL, INC., has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:  September 13, 1995              BY:/S/Eugene Michael Kennedy
                                           Eugene Michael Kennedy, Esq.,
                                           Attorney-In-Fact